Exhibit 99.1

FOR IMMEDIATE RELEASE

AGILYSYS ANNOUNCES STRATEGIC ACQUISITION OF BOOK4TIME,

A SPA MANAGEMENT SAAS SOLUTION LEADER

-- Acquisition extends overall global presence, consolidates market leadership in spa management software and creates further subscription revenue growth opportunities --

August 20, 2024 (ALPHARETTA, Ga. and TORONTO)– Agilysys, Inc. (Nasdaq: AGYS), a leading global provider of hospitality software solutions and services, today announced it has acquired Book4Time, Inc., the global leader in spa management SaaS software, serving more Forbes 5-Star-rated spas than any other solution. As the top enterprise SaaS technology for wellness hospitality organizations, Book4Time manages guest experiences at spas, international hotels, resorts, casinos, golf and private member clubs in more than 100 countries. Hotel Tech Report, a hospitality technology customer ratings researcher, named Book4Time the 2024 HotelTechAward Winner for Best Spa Management Software. Acquiring Book4Time expands the opportunity for Agilysys to increase its solutions-per-customer penetration globally.

Hospitality properties use Book4Time to improve revenue, operational efficiency and capacity utilization for spa operations by utilizing the system’s appointment booking, contactless guest intake, revenue and yield management and other capabilities. Book4Time grew its global footprint, in part, through relationships with global hotel and resort brands; integrations with more than 60 technology providers, including property management systems (PMS) and point-of-sale systems (POS); and its highly efficient remote implementation, training and support capabilities.

Roger Sholanki, Book4Time Founder and Chief Executive Officer, commented, “Over the past 20 years, we have worked hand-in-hand with the world’s leading hospitality brands in over 100 countries to develop the industry’s #1 SaaS platform for spa and wellness operations. We are excited about the opportunity to join forces with the impressive Agilysys team and our shared vision to deliver High Return Hospitality. The technology innovation strengths of Agilysys and the broad range of state-of-the-art solutions in their portfolio, including membership and golf, exponentially elevates the value we can deliver to clients.”

Agilysys President and CEO Ramesh Srinivasan commented, “In addition to sharing our commitment to equipping hospitality staff with world-class technology that helps them better serve their guests, the exceptionally talented and dedicated Book4Time team shares our skills in working with some of the most renowned and discerning properties in the world.”

Mr. Srinivasan continued, “We look forward to accelerating hospitality technology innovation together as we combine our product strengths, fully tap our mutual passion for serving customers and make our value proposition to the hospitality industry even more compelling. While we share some industry-leading customers, such as Marriott International and Hilton, there is minimal overlap of properties in our respective customer bases, presenting opportunities to introduce additional software solutions to a wider range of existing customers.”

The all-cash transaction closed for approximately $150 million USD, subject to customary closing adjustments. Any impacts to the Company’s financial guidance for the 2025 fiscal year along with further details will be discussed during the upcoming Agilysys fiscal 2025 second quarter earnings call in October 2024.

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About Agilysys

Agilysys exclusively delivers state-of-the-art software solutions and services that help organizations achieve High Return Hospitality™ by maximizing Return on Experience (ROE) through interactions that make ‘personal’ profitable. Customers around the world use Agilysys Property Management Systems (PMS), Point-of-Sale (POS) solutions, Food & Beverage Inventory and Procurement (I&P) systems and accompanying hospitality ecosystem solutions to consistently delight guests, retain staff and grow margins. The Agilysys 100% hospitality customer base includes branded and independent hotels; multi-amenity resorts; casinos; property, hotel and resort management companies; cruise lines; corporate dining providers; higher education campus dining providers; food service management companies; hospitals; lifestyle communities; senior living facilities; stadiums; and theme parks. www.agilysys.com

About Book4Time

Book4Time is the global leader in spa management software and ancillary revenue for the hospitality industry. As the top enterprise SaaS technology in the hospitality wellness industry, Book4Time manages the end-to-end guest experience for international hotels, resorts, casinos, golf and private member clubs in more than

100 countries worldwide. Based in Ontario, Canada, Book4Time is the first cloud-based software for the wellness industry to provide a centralized multi-location platform. With 60+ hotel system integrations, Book4Time publishes new updates every 4-8 weeks, has the industry’s highest uptime at 99.99%, supports 15 languages and delivers LIVE 24/7 phone and email support through strategically located global customer support centers. Book4Time is Hotel Tech Customer Support certified. www.book4time.com

Forward-Looking Language

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding expected benefits gained from acquiring Book4Time. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future developments or otherwise.

Media Contacts:

Americas: Jen Reeves, +1 770-810-6007, jennifer.reeves@agilysys.com

Rest of World: Alan Edwards, +44 7795 226163, alan.edwards@agilysys.com

Investor Contact: Jessica Hennessy, Agilysys, Inc., +1 770-810-6116 jessica.hennessy@agilysys.com or investorrelations@agilysys.com